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Exhibit 10.9

EIGHTH AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE

        THIS EIGHTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Amendment") is entered into as of the 1st day of August 2003, by and between THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer') and GREAT MALL OF THE BAY AREA ASSOCIATES, L.P., a Delaware limited partnership ("Seller"), based upon the following facts, intentions and understandings:

        A.    Buyer and Seller have previously entered into an Agreement of Purchase and Sale ("Purchase Agreement") dated as of May 8, 2003, as amended by a letter agreement between Buyer and Seller dated May 8, 2003, an Amendment to Agreement of Purchase and Sale dated as of June 10, 2003, a Second Amendment to Agreement of Purchase and Sale dated June 20, 2003, a Third Amendment to Agreement of Purchase and Sale dated June 25, 2003, a Fourth Amendment to Agreement of Purchase and Sale dated July 18, 2003, a Fifth Amendment to Agreement of Purchase and Sale dated July 23, 2003, a Sixth Amendment to Agreement of Purchase and Sale dated July 25, 2003 and a Seventh Amendment to Agreement of Purchase and Sale dated as of July 31, 2003 (the Purchase Agreement, as so amended, is hereinafter referred to as the "Agreement") pursuant to which Buyer has agreed to purchase and Seller has agreed to sell certain improved real property commonly known as the Great Mall of the Bay Area, all as more particularly described in the Agreement. The capitalized terms used in this Amendment shall have the meaning set forth in the Agreement, unless otherwise defined herein.

        B.    Buyer and Seller wish to amend the Agreement to, among other things, adjust the Purchase Price and to address certain additional closing conditions, covenants and other matters, upon the terms and conditions hereinafter provided.

        NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.
Purchase Price. Section 2.2 of the Agreement is hereby modified by reducing the "Purchase Price" for all purposes under the Agreement from Two Hundred Seventy Three Million and no/100 Dollars ($273,000,000.00) to Two Hundred Sixty Five Million Five Hundred Thousand and No/100 Dollars ($265,500,00.00) and Section 5.3 is amended to provide that the Liability Cap Amount and Holdback Escrow Funds are reduced from Five Million Four Hundred Sixty Thousand and No/100 Dollars ($5,460,000.00) to Five Million and No/100 Dollars ($5,000,000.00) for all purposes under the Agreement.

2.
Holdback Matters. The Holdback Escrow Agreement which is Exhibit M to the Agreement is amended as set forth in the Exhibit M attached hereto. Buyer hereby agrees that with respect to existing Tenants under existing Leases, Buyer shall not initiate any discussions with any such existing Tenants concerning any of the matters addressed in Section 2(g) of the Holdback Escrow Agreement and shall not instigate any Tenant Environmental Claims as defined in the Holdback Escrow Agreement, but Buyer shall be free to respond to any Tenant who makes any potential Tenant Environmental Claim with a Tenant who makes an inquiry as to environmental conditions at the Property or disclosures under environmental laws. Further Buyer shall not give any of the described disclosures or provide notices concerning the subject matter of Tenant Environmental Claims to any existing Tenants disclosed on the Rent Roll delivered at the Closing Date except in connection with a lease amendment or a new lease with such Tenant or if such disclosure or notice is otherwise required by a new interpretation of existing laws, amendments to existing laws or change in reporting or disclosure requirements. The foregoing shall be a covenant of Buyer which shall survive Closing.

3.
Additional Closing Conditions. Section 9.6 of the Agreement is hereby modified by adding the following additional conditions to Buyer's obligation to consummate the Closing (the failure of which shall enable Buyer to exercise its rights under Section 9.6 and/or Section 5.1 of the Agreement, if applicable):

  (i)
  Seller, at its cost shall obtain, and Buyer shall have received from the Office of the California Regional Water Quality Board ("RQWCB") having jurisdiction over the Property, a letter in substantially the form attached hereto as Exhibit A;

  (ii)
  Seller and the Santa Clara Valley Transit Authority (VTA") shall have entered into and recorded a reciprocal parking easement agreement ("VTA Parking Easement") in the form of Exhibit B attached, and the Title Policy shall insure the easement granted to the Property thereunder as an appurtenant easement;

  (iii)
  Seller shall have delivered to Buyer originals (and if Seller does not have originals, then copies) of the following documents, fully executed by all parties:

            (a)   The Agreement for Appointment of Maintenance Director, in the form of Exhibit C attached hereto;

            (b)   Home Depot Restriction Agreement Estoppel Certificate in the form of Exhibit D attached hereto;

            (c)   Original Seller Estoppel as Maintenance Director under the Maintenance and Easement Agreement in the form of Exhibit E attached hereto;

            (d)   Estoppel Certificate regarding the parking easement agreement executed by Heald College, in the form previously delivered to Buyer;

            (e)   Estoppel Certificate from the VTA with respect to the Agreement re: Right of Entry and Future Condemnation in the form previously delivered to Buyer;

            (f)    Estoppel Certificate from the City of Milpitas ("City") regarding the City Sign lease for the 880 sign, in the form previously delivered to Buyer;

            (g)   Consent to Assignment of Sign Lease executed by the City, in the form previously delivered to Buyer; and

            (h)   Estoppel Certificate regarding 680 sign, executed by the landlord thereunder (Kakkar), in the form previously delivered to Buyer.

  (iv)
  Seller shall execute the documentation in the form of Exhibit F hereto to transfer the domain name "greatmallbayarea.com" registered to Seller with Network Solutions to Buyer.

  In addition to the foregoing, Seller shall from and after the Closing Date continue to pursue execution by the VTA of the "Cooperative Agreement" which has previously been executed by Seller and delivered to the VTA as well as the consent of the VTA to the assignment of the Cooperative Agreement described in Section 5(i) of this Amendment.

4.
Seller shall continue to use reasonable efforts (which shall not include the payment of any sums of money, the bringing of lawsuits or any other extraordinary measures) to provide clean estoppel letters from the following Anchor Tenants (to be satisfied by the Anchor Tenant either executing a new estoppel letter or amending the estoppel letter it has previously provided) so that each Anchor Tenant delivers a clean estoppel letter that, in addition to the provisions contained in the estoppel letters previously provided, also contains the requirements hereinafter set forth:

            (a)   Gap Outlet. Estoppel letter to eliminate reference to Subordination, Non-Disturbance and Attornment Agreement dated January 21, 2000 and to permit reliance thereon by Milpitas Mills Limited Partnership ("MMLP") and Merrill Lynch Mortgage Lending, Inc., its successors and/or assigns (collectively, "Mortgage Lender");

            (b)   Old Navy. Estoppel letter to permit reliance thereon by MMLP and Mortgage Lender;

            (c)   Century Theaters. Estoppel letter to (i) delete the following language in Paragraph 5 of the estoppel letter previously provided: "the Monument Sign has not been completed as required in the Second Amendment to Lease, dated August 6, 2001." and the following language inserted in its stead: "none" and (ii) contain language wherein the Tenant acknowledges (x) that Landlord, after good faith, diligent efforts to obtain the Pylon Sign in accordance with Section 15.7(b) of the Lease (as amended), was not able to obtain the necessary governmental approvals for installation of the Pylon Sign, and (y) that Tenant, pursuant to Section 15.7(b) of the Lease (as amended), upon at least 10 days' written notice to Landlord, has the right to elect to attempt to obtain the necessary governmental approvals for installation of the Pylon Sign. Buyer shall, however, be responsible for paying the costs of the Pylon Sign, to the extent the Landlord is obligated to do so under such Lease;

            (d)   Media Play. Estoppel letter to eliminate Tenant's statement that the Landlord has not yet provided a satisfaction of judgement in connection with a mutual release dated January 3, 2003;

            (e)   Marshall's. Estoppel letter to permit reliance thereon by Mortgage Lender and MMLP; and

            (f)    Burlington Coat Factory. Estoppel letter to permit reliance thereon by MMLP.

    Seller shall continue its reasonable efforts to obtain such clean estoppels for thirty (30) days following the Closing Date. If Seller after using its reasonable efforts, is unable to obtain clean estoppels prior to the Closing Date, provided however, that the failure or inability of Seller to obtain any of the foregoing Tenant Estoppels prior to or after the Closing shall not be a condition to Closing and shall impose no liability on Seller whatsoever.

5.
Certain Additional Covenants. The following covenants are hereby added to the Agreement and Seller's and Buyer's obligations with respect thereto shall survive Closing:

(i)
Seller agrees to perform all obligations of the Great Mall under the Cooperative Agreement and to cause its work thereunder to be completed on or before March 1, 2004, and to enforce the obligations of the VTA thereunder, in a manner sufficient to enable the issuance of a permanent certificate of occupancy for the parking structure on the Property (if the condition for which has not by then been released and the permanent certificate issued) (the "CO") and to enable Buyer to otherwise satisfy certain conditions to reuse of the 60,000 square feet which currently cannot be utilized pursuant to the conditional use permits issued for the Property (the "Reuse Conditions"). Seller agrees to escrow with Escrow Agent on the Closing Date the portion of costs to be paid by Seller pursuant to the Cooperative Agreement as provided in the current budget for the cost of the work attached thereto plus the amount of acquisition costs required to be funded by Seller thereunder ("Cooperative Agreement Escrow") currently estimated to be $497,045.00, which escrow will provide for payments to Seller on account of the costs of its work, an increase of the escrowed funds from time to time to reflect revised budgets and which will be assigned to Buyer pursuant to the conditional assignment attached as Exhibit G hereto. Seller's obligations hereunder shall not be subject to the Liability Cap Amount. Buyer hereby acknowledges and agrees that in addition to the work under the Cooperative Agreement, other conditions as set forth in Use Permit Amendments P-UA2002-18 and EIA No. P-EA20028, including but not limited to the Special Conditions (Item 6 of which is the work under the Cooperative Agreement) exist which must be satisfied and which will be Buyer's responsibility after Closing. Seller shall diligently pursue any and all approvals required to be obtained by it to enable the Cooperative Agreement work to be performed by it to be finished on or before the date set forth above and shall diligently perform such work in a manner which is in compliance with all applicable laws, rules, regulations and permits issued therefor. If Seller fails to obtain the approvals required to perform its work under the Cooperative Agreement, or if after obtaining same, Seller fails to perform its work to completion, or if, for any reason, the work under the Cooperative Agreement necessary to obtain the CO and satisfy the Reuse Conditions has not been completed by March 1, 2004, Buyer shall have the right to cause such work to be completed (and Seller shall at Closing assign pursuant to a conditional assignment in form attached hereto as Exhibit G, to Buyer all of its rights under the Cooperative Agreement and the Cooperative Agreement Escrow, whether then existing or coming into existence in the future and any other contracts entered or to be entered into in furtherance thereof, provided that the exercise of Buyer's rights under such assignment shall be as set forth in Exhibit G) and Buyer shall be entitled to utilize the funds in the Cooperative Agreement Escrow to cause such work to be completed. In addition, Seller shall indemnify, defend and hold harmless Buyer from and against any and all liabilities, losses, damages, liens (including mechanics' liens filed against the Property), costs, and expenses (including reasonable attorneys' fees) which in any way arise out of Seller's work under the Cooperative Agreement. Seller shall not amend the Cooperative Agreement in any way not contemplated in the Cooperative Agreement or in any manner which would materially adversely affect Seller's or the VTA's ability to complete the work to be performed under the Cooperative Agreement (or Buyer's ability to complete the work pursuant to the assignment if required) or to obtain the CO and satisfy the Reuse Conditions as and when provided for herein, without Buyer's written consent and shall promptly give copies of any notices given by or received by Seller thereunder to Buyer. In addition, Buyer shall be entitled to review and reasonably approve the form of easement agreements for access to be entered into pursuant to the Cooperative Agreement prior to execution of such easements.

  (ii)
  In connection with the "Notice of Proposed Escape Assessment" dated June 17, 2003, received by Seller from the Santa Clara County Assessor ("Assessor") with respect to personal property taxes at the Property, Seller covenants that Seller will diligently respond to such notice and shall negotiate or otherwise obtain a resolution to the claims asserted by the Assessor for additional personal property taxes in a manner permitted by applicable law (including formal appeal), and to the extent any amounts are owed to the Assessor as a result of such proceedings (including penalties and interest), Seller shall promptly pay the same (in all events before they become a lien on the Property). Seller further agrees that notwithstanding anything to the contrary in the Agreement, Seller shall not have the right to seek reimbursement from any Tenants of the Property for any amounts paid by Seller with respect to such proceedings. In addition, to the extent Seller becomes entitled to a refund of real property taxes previously paid for the years 1999, 2000, 2001, and/or 2002 as a result of other proceedings or related appeals filed by Seller, promptly following Seller's receipt of any refund, Seller shall remit to Buyer an amount equal to the amount by which such real property tax refund exceeds that portion of the increased personal property taxes paid or to be paid by Seller pursuant to this Section which Seller, pursuant to the express terms of the Leases, would have been entitled to recover from the Tenants of the Property if it had remained the landlord thereunder. If Seller fails to pay any amount owed to Santa Clara County pursuant to this Section when due (including any interest or penalties) or to remit the applicable portion of any such refund to Buyer within ten (10) days following the determination of the amount due, Buyer shall be entitled to draw upon the Holdback Escrow Funds in an amount equal to any such delinquencies and/or amounts owed, all as set forth in the Exhibit M Holdback Escrow Agreement. The obligations of Seller and Buyer hereunder shall continue to survive the Closing Date until all claims for refunds are finally resolved.

  (iii)
  On or before November 15, 2003, Seller shall relocate the current pylon sign for the advertising of the Property located along Interstate 880 to property leased under the Lease Agreement between the Seller and City of Milpitas ("City"), shall perform all modifications to such sign and the 680 pylon sign for the Property as may be required by applicable governmental authorities, including CalTrans and the City of Milpitas, and shall provide evidence to Buyer that the relocated 880 pylon sign is located on the property which is the subject of the Lease Agreement between Seller and the City of Milpitas. In addition, on or before December 15, 2003, Seller shall provide Buyer with evidence that all applicable licenses, permits and approvals for the pylon signs on Interstate 680 and 880 have been issued by CalTrans, the City of Milpitas, and all other governmental authorities having jurisdiction. In connection with such work, Seller shall comply with all of the terms of the applicable sign leases.

6.
Assignment. Notwithstanding anything to the contrary in the Agreement, Buyer shall have the right to collaterally assign to Mortgage Lender and its successors and assigns, Buyer's rights under the Agreement and the documents entered into in connection therewith, including the Holdback Escrow Agreement and the Cooperative Agreement Escrow, and Seller hereby consents to any such assignment provided, however, that such assignment shall not expand or otherwise modify Seller's rights, duties and obligations in connection therewith.

7.
Certain Exhibits.

(i)
Exhibit G is hereby modified by adding the following at the end of Section 1 thereof:

        "Notwithstanding the foregoing, Assignee is not assuming any liabilities or obligations with respect to "Tenant Environmental Claims' as defined in the Holdback Escrow Agreement between Assignor and Assignee dated the date hereof".

  (ii)
  Exhibit H is hereby modified by adding the following at the end of Section 1(C)(iii): "other than claims or causes of action which are Assignor's obligations under Section 5.4 of the Purchase Agreement".

8.
Seller shall remit to Buyer any rents and other amounts received by Seller from Tenants on August 1, 2003 and subsequent to August 1, 2003. Said rents and other amounts shall be remitted periodically by Seller (but at least weekly) subject to the following:

            (a)   Seller currently maintains a lockbox with Wells Fargo Bank, and receives on a daily basis a daily transaction detail and activity log which includes copies of all checks and envelopes (collectively "Wells Fargo Report"). Seller shall on a daily basis from and after August 1, 2003, upon receipt of the Wells Fargo Report, forward a complete copy of each such Wells Fargo Report to Buyer, until the lockbox is closed. Buyer will, on a weekly basis following the Closing Date, for a period of sixty (60) days following the Closing Date, submit copies of all checks received by Buyer from Tenants of the Property during such sixty (60) day period;

            (b)   All rental payments posted to the lockbox on or after August 1, 2003 from a Tenant shall be paid to Buyer, provided, however, that if a Tenant who is current in rental payments for August, 2003 but who has a delinquency or past due balance makes a payment after August 1, 2003 which is not designated for a succeeding month after the Closing Date, promptly following receipt, Buyer shall pay such amount paid by the Tenant to Seller;

            (c)   In the event that a payment received is post marked on or before July 31, 2003 and said payment is specifically designated for rent for July, 2003 or a prior period, the payment from the Tenant shall be paid to Seller;

            (d)   All rent prepaid for August, 2003 shall be credited to Buyer on the Closing Date; provided, however, that if a prepaid rent check received by Seller and for which credit is given to Buyer fails to clear, Buyer shall reimburse Seller for the failed payment;

            (e)   In the event that Buyer shall receive a credit on the Closing Date for amounts due to Tenants, Buyer shall be responsible to pay the amount to the Tenant as required under the Lease and Seller shall have no further obligation to the Tenant or Buyer with respect to the amount so credited (subject, however, to the final reconciliations contemplated for such items under the Agreement);

            (f)    Buyer and Seller agree that all cash in the existing lockbox under Seller's financing as of July 31, 2003 shall be paid to Seller on the Closing Date;

            (g)   Buyer and Seller agree that for each day from and after August 1, 2003 that the Closing Date shall not occur, Seller shall be entitled to a credit of $60,000 per day. Notwithstanding anything to the contrary in the Agreement, all prorations under Section 9.9 shall be made as of August 1, 2003, and not the Closing Date; and

            (h)   Buyer and Seller's obligations hereunder shall survive Closing.

9.
Title Premiums. Seller agrees to pay the title insurance premiums for the ALTA extended coverage owner's policy in the amount of the Purchase Price issued by Land America, First American and Fidelity Title at a rate of $.40 per thousand and Buyer shall pay the premium cost in excess of that amount. In addition, Seller and Buyer shall equally share the $15,000 extra Land America work charge to be paid at Closing. Costs of endorsements shall be allocated pursuant to the terms of the Agreement.

10.
Effect. Except as modified herein, the Agreement remains unmodified and in full force and effect.

11.
Escrow Agent. Escrow Agent is executing this Amendment for the sole purpose of acknowledging the reduction in the Purchase Price and the other matters set forth herein.

12.
Survival. Seller's and Buyer's obligations under Sections 6.5, 9.9 and 10.21 of the Agreement shall survive the Closing Date.

13.
Mayflower Lease (Space 222). In the estoppel certificate for the Mayflower lease, the Tenant has asserted that it has delivered a security deposit to Seller in the amount of $10,000.00. Seller claims that it has not received said security deposit. During the sixty (60) day period following the Closing Date, Seller shall attempt to resolve the dispute (but Seller shall not resort to litigation or otherwise take any action inconsistent with Section 9.9 of the Agreement with respect to the dispute) with the Tenant and to obtain and remit said security deposit to Buyer. If the dispute is resolved in favor of Tenant, Seller will promptly pay the $10,000.00 to Buyer and have no further obligation with respect thereto. If the dispute is resolved in favor of Seller, Seller shall have no further obligation with respect thereto. If the dispute is not resolved within sixty (60) days after the Closing Date, Seller will promptly pay the $10,000.00 to Buyer and have no further obligation with respect thereto. Seller's obligations hereunder shall survive Closing.

14.
Section 8.2. Section 8.2 of the Agreement is hereinafter modified to provide that at Closing, Buyer and Seller shall perform a preliminary calculation of Reimbursable Lease Expenses paid by Seller and to be reimbursed by Buyer as of Closing and Lease Expenses remaining unpaid which Buyer shall receive a credit for at closing, and such amounts shall be reflected in the Adjustment Statement, and with a final reconciliation of such amounts to be performed by Buyer and Seller within three (3) months following Closing and with Buyer or Seller, as applicable, to pay the other party any net amounts owed as a result of the final reconciliation. In connection with such final reconciliation, Seller shall provide Buyer with the evidence required by Section 8.2 of the amount of Lease Expenses and Reimbursable Lease Expenses paid by Seller. Buyer's and Seller's obligations hereunder shall survive Closing.

15.
Counterparts. This Amendment may be executed in two or more fully or partially executed counterparts, any one or more of which may be executed and delivered by facsimile transmission, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date and year set forth above.

SELLER:	GREAT MALL OF THE BAY AREA ASSOCIATES, L.P., a Delaware limited partnership
	By:	SREG Great Mall, Inc., a Delaware corporation, its sole general partner
	By:	/s/ THEODORE R. STOTZER
	Name:	Theodore R. Stotzer
	Title:	Executive Vice President
BUYER:	THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership
	By:	The Mills Corporation, a Delaware corporation, its general partner
	By:	/s/ GREG NEEB
	Name:	Greg Neeb
	Title:	Executive Vice President Chief Investment Officer
ACKNOWLEDGED AND ACCEPTED:
ESCROW AGENT:
LAWYERS TITLE INSURANCE CORPORATION
By:	/s/ LINDA RAE PAUL
Name:	Linda Rae Paul
Title:	AVP, Sr. Nat'l Commercial Closer

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EIGHTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE